Exhibit 99.1

ISLE OF CAPRI CASINOS ANNOUNCES

VIRGINIA MCDOWELL TO BECOME CEO APRIL 25, 2011

Company Announces Executive Transition Date;

 James B. Perry Remains Executive Chairman

ST. LOUIS, April 11, 2011 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) announced today that, concluding a previously announced executive transition process, Virginia McDowell will become chief executive officer of the Company effective April 25, 2011. McDowell, the Company’s current president and chief operating officer, will also continue to serve in the role of president of the Company following the transition.

James B. Perry, the Company’s current chairman and chief executive officer, will remain as executive chairman, in which capacity he will continue to provide strategic direction to the Company.  The Company originally announced the executive transition plan for 2011, including the retirement of Mr. Perry and promotion of Ms. McDowell, on January 18, 2011.

Today’s announcement sets the official effective date of the transition.  April 25, 2011, marks the first day of the Company’s 2012 fiscal year, and is the effective date of the new, 3-year contracts between the Company and both Virginia McDowell and James B. Perry.

McDowell commented, “We are concluding a fiscal year full of accomplishment.  We have improved our capital structure, continued to improve our operations, and recently broke ground on our exciting new project in Cape Girardeau, Missouri.   With our stronger balance sheet, upcoming growth, dedicated team and a solid strategic plan, I am excited about the opportunities in store for the future of Isle of Capri.”

McDowell also noted that the search for a new chief operating officer is ongoing, and is expected to conclude this summer.

McDowell joined Isle of Capri as president and chief operating officer in July 2007, and has held leadership positions in the gaming industry across the United States during her 30-year career.  For more information about McDowell and Isle of Capri, please refer to the Company’s executive transition announcement on January 18, 2011, or visit the Company’s website, www.islecorp.com.

###

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 15 casino properties. The Company owns and operates casinos in Biloxi, Lula, Natchez and Vicksburg, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. Additionally, the Company was chosen to develop a new, Isle-branded gaming facility in Cape Girardeau, Missouri, which is expected to open in late 2012. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including, without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations.

Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended April 25, 2010 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is not under any obligation to (and expressly disclaims any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise.

Contact

Dale R. Black, chief financial officer

(314) 813-9327

dale.black@islecorp.com

Jill Haynes, senior director, corporate communication

(314) 813-9368

jill.haynes@islecorp.com

http://www.islecorp.com

SOURCE Isle of Capri Casinos, Inc.